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                                                                    EXHIBIT 99.5

                                  PRESS RELEASE

The following is the text of a press release issued by Service Merchandise Company, Inc. on March 27, 1999.

           SERVICE MERCHANDISE FILES TO RESTRUCTURE UNDER CHAPTER 11; COMPANY HAS COMMITMENT FOR $750 MILLION IN POST-PETITION FINANCING

NASHVILLE, Tenn.--March 27, 1999 -- Service Merchandise Company, Inc. (NYSE:SME) announced today that in order to implement the next phase of its restructuring process, it has filed voluntary petitions under Chapter 11 of the Bankruptcy Code. Yesterday, the Company announced it obtained a commitment for up to $750 million in debtor-in-possession financing to fund the Company's operations during its voluntary restructuring under Chapter 11. The financing, which is subject to Court approval, is being provided by the Company's current senior lenders led by Citicorp USA, Inc., as administrative agent, BankBoston, N.A., as documentation agent and collateral monitoring agent, and Salomon Smith Barney Inc., as sole arranger and book manager.

         Service Merchandise's Board of Directors authorized the Company to commence the voluntary proceedings after an involuntary Chapter 11 petition was filed on March 15 by five merchandise vendors.

         "After exploring all available alternatives, we believe that a voluntary Chapter 11 proceeding presents the most effective means to restructure our debt and our operations," said Chief Executive Officer Sam Cusano. "Chapter 11 allows us to continue to move forward with our planned improvements in operations and merchandising and allows us to achieve our restructuring objectives in an orderly, timely manner."

         "With the support of our vendors and the hard work of our employees, we will be able to emerge from this process a stronger, more competitive company," Mr. Cusano stated. "Looking ahead, the $750 million financing package we have arranged will fund our ongoing operations and enable the Company to purchase and pay for goods and services."

         Service Merchandise said that while it completes its restructuring, the Company's stores, distribution centers and offices will continue to operate as usual. The Company's employees will continue to be paid without interruption, and it will continue to pay for all new product shipments from vendors in the ordinary course of business. The Company said that it expects policies regarding returns, exchanges, layaways, product protection plans and gift certificates to remain unchanged.

         Mr. Cusano was recently named permanent chief executive officer as a key component of the restructuring initiatives. The Board also named Charles Septer as president and chief


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operating officer and announced that Senior Vice President and General Counsel
C. Steven Moore will assume the additional role of Chief Administrative Officer.

         Service Merchandise is a specialty retailer focusing on fine jewelry, gifts and home decor products. The Company filed its voluntary Chapter 11 petitions today in the U.S. Bankruptcy Court for the Middle District of Tennessee in Nashville.

         This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigations Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

         The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the Company to execute definitive DIP financing documents which are approved by the Bankruptcy Court; the ability of the Company to operate successfully under a Chapter 11 proceeding; approval of plans and activities by the Bankruptcy Court; the ability of the Company to operate successfully under Chapter 11 proceeding; approval of plans and activities by the Bankruptcy Court; risks associated with operating a business in Chapter 11; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to obtain shipments and negotiate terms with vendors and service providers for current orders; the ability of the Company to negotiate terms with landlords with respect to stores to be closed and current and future lease obligations; the ability to conduct going out of business inventory sales to result in improved liquidity; the ability to develop, fund and execute a new operating plan for the Company; the ability of the Company to attract and retain key executives and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole; the ability to maintain gross profit margins; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; the ability to liquidate unwanted inventory at existing or closed stores; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.